Exhibit 99.1
For Immediate Release
April 5, 2011
Approach Resources Inc. Appoints
New Vice President — Engineering
     Fort Worth, Texas, April 5, 2011 — Approach Resources Inc. (NASDAQ: AREX) announced today that William S. Buckler, III, P.E. will join the Company as Vice President — Engineering.
     Mr. Buckler has over 26 years of operating and engineering experience in the oil and gas industry. Before joining Approach, Mr. Buckler served as Senior Vice President — Operations and Engineering for Chief Oil & Gas LLC. While at Chief, Mr. Buckler managed the engineering, operations and procurement departments for Chief’s Barnett Shale and Marcellus Shale operations. For Chief’s Marcellus Shale operations, Mr. Buckler managed a leasehold position of over 500,000 gross acres, oversaw a nine-rig drilling program, including Chief’s horizontal drilling program, and grew production to over 125 million cubic feet per day in one year. Prior to Chief, Mr. Buckler served as Vice President — U.S. Operations at Quicksilver Resources, Inc. Before that, Mr. Buckler served as Fort Worth Basin Operations/Engineering Supervisor for Devon Energy, following the Devon/Mitchell merger.
     Mr. Buckler will lead the Company’s engineering, operations and production teams. J. Ross Craft, Approach’s President and Chief Executive Officer, commented, “We are very excited to have Bill join our management team. Bill has many years of experience in engineering and operations that will contribute to our future successes.”
     Mr. Buckler holds a B.S. in Petroleum Engineering from Texas A&M University and is a registered Professional Engineer licensed in Texas. Mr. Buckler is a member of the Society of Petroleum Engineers and serves on the Board of the Fort Worth Petroleum Club.
     Approach Resources Inc. is an independent oil and gas company with core operations, production and reserves located in the Permian Basin in West Texas. The Company targets multiple oil and liquids-rich formations in the Permian Basin, where the Company operates approximately 133,000 net acres. The Company’s estimated proved reserves total 59.7 million barrels of oil equivalent, 52% oil and NGLs and 48% natural gas. For more information about the Company, please visit www.approachresources.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.